EXHIBIT A

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D/A to which this Joint Filing Agreement is attached, and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: December 19, 2017	MARIPOSA ACQUISITION, LLC

	By:	/s/ Desiree DeStefano
	Name:	Desiree DeStefano
	Title:	President

MARTIN E. FRANKLIN REVOCABLE TRUST

	By:	/s/ Martin E. Franklin
Martin E. Franklin, as settlor and trustee of the Martin E. Franklin Revocable Trust

MEF HOLDINGS, LLLP

	By:	MEF Holdings, LLC
	Its:	General Partner

	By:	Mariposa Capital, LLC
	Its:	Manager

	By:	/s/ Desiree DeStefano
	Name:	Desiree DeStefano
	Title:	Chief Financial Officer

/s/ Martin E. Franklin
Martin E. Franklin